Exhibit 23.1

            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have audited the consolidated balance sheets of Rhino
Enterprises Group, Inc. as of December 31, 2000 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the three years ended December 31, 2000 in our report dated March 9, 2001. We consent to the use of the aforementioned report in this registration statement.

/s/Marlow C. Hunter, P.C.
May 7, 2001